Exhibit 99.1

FOR IMMEDIATE RELEASE

March 8, 2013

Pharmacyclics, Inc. Prices Public Offering of Common Stock

SUNNYVALE, CA, March 8, 2013 – Pharmacyclics, Inc. (NASDAQ: PCYC), a clinical stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases, today announced the pricing of a previously announced underwritten registered public offering of 2,200,000 shares of its common stock, representing approximately 3.1% of the shares of common stock currently outstanding, at a public offering price of $94.20 per share. All of the shares are being sold by Pharmacyclics. The offering is expected to close on March 13, 2013, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as sole manager for the offering. Pharmacyclics has granted the underwriter a 30-day option to purchase up to an additional 330,000 shares of common stock to cover over-allotments, if any.

Pharmacyclics intends to use the net proceeds from this offering to accelerate commercial readiness for Ibrutinib post Breakthrough Therapy Designation, to advance its clinical pipeline, including expanding clinical development of Ibrutinib in additional indications, to evaluate strategic opportunities to potentially add synergistic assets, and for general corporate purposes.

The shares will be issued pursuant to an automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission, Registration No. 333-187104. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A final prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Pharmacyclics, nor shall there be any offer or sale of securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus supplement, when available, and accompanying prospectus may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717 or by calling toll-free (866) 803-9204.

About Pharmacyclics

Pharmacyclics, Inc., headquartered in Sunnyvale, California, is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Its corporate mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs; and to identify promising product candidates based on scientific and administrational development expertise, develop our product candidates in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several research molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs toward viable commercialization.

Pharmacyclics, Inc. Contacts:

Joshua T. Brumm

Executive Vice President, Finance

Phone: 408-215-3311

Ramses Erdtmann

Vice President of Investor Relations

Phone: 408-215-3325